Exhibit (j)(29) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders

Of the Money Market Obligations Trust:

We consent to the use of our reports, dated September 26, 2016, with respect to the financial statements of Federated Government Obligations Fund, Federated Prime Cash Obligations Fund and Federated Tax-Free Obligations Fund, each a portfolio of the Money Market Obligations Trust, as of July 31, 2016 and for each of the years then ended presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG

Boston, Massachusetts

June 28, 2017